Exhibt 99.1

Atsushi Abe Joins the ON Semiconductor Board of Directors

Board establishes two new committees for “Integration Oversight” and “Science and Technology”

PHOENIX, Ariz. – Feb. 22, 2011 – ON Semiconductor Corporation (Nasdaq: ONNN), a premier supplier of high performance silicon solutions for energy efficient electronics, today announced that Atsushi Abe has joined its Board of Directors. Mr. Abe was elected to this position by ON Semiconductor’s Board of Directors, and was also appointed to the company’s newly formed Integration Oversight Committee.

“Atsushi has more than three decades of financial expertise, proven leadership, and a vast understanding of global and Japanese technology companies,” said Keith Jackson, ON Semiconductor president and CEO. “His addition to the Board will provide ON Semiconductor with a valuable resource as we continue to drive our business forward and integrate the recently acquired SANYO Semiconductor division. We welcome Atsushi to our board of directors and look forward to working with him.”

Mr. Abe is founder and managing partner at Sangyo Sosei Advisory Inc., a mergers and acquisitions (M&A) advisory firm focusing on the Technology, Media and Telecommunication (TMT) industry. Prior to founding Sangyo Sosei in 2009, Mr. Abe was a partner and Japan representative at Unitis Capital (formerly CCMP Capital Asia and JPMorgan Partners Asia) where he was responsible for investments in Japan, led large transaction deals, and was a founding board member of the Japan Private Equity Association. From 2001 to 2004, Mr. Abe was Managing Director and head of Global Corporate Finance for Deutsche Securities, Ltd, (a subsidiary of Deutsche Bank Group), responsible for investment banking in Japan. Prior to 2001, he held various leadership positions, including head of Global Semiconductor Investment Banking head of TMT Investment Banking, Asia, at Deutsch Bank Alex Brown, Bankers Trust, Alex, Brown & Sons, and Mitsui & Co., Ltd. Mr. Abe holds an MBA from Stanford University and a Bachelors of Science degree from Waseda University in Japan.

New Board Committees

ON Semiconductor also announced today the formation of two new committees of the ON Semiconductor Board of Directors – the Integration Oversight Committee and the Science and Technology Committee.

The Integration Oversight Committee will oversee merger integration activities of the Sanyo Semiconductor Co., Ltd acquisition, along with any other future acquisitions of the company as determined by the committee. The initial members of the Integration Oversight Committee are Atsushi Abe (Chair), Daryl Ostrander and Manny Hernandez.

The Science and Technology Committee will advise the Board as to the scope, direction, quality, investment levels and execution of the company’s technology strategies. This committee will also assess the health of the company’s technology strategies and the scope and quality of the company’s intellectual property. The

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Atsushi Abe Joins the ON Semiconductor Board of Directors

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initial members of the Science and Technology Committee are Phil Hester (Chair), Dan McCranie and Daryl Ostrander.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, silicon solutions for energy efficient electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers effectively solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

CONTACTS

Anne Spitza	Ken Rizvi
Corporate Communications	M&A, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com